As filed with the Securities and Exchange Commission on February 11, 2009
 Registration No. 333-89473

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________

LaserCard Corporation
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	77-0176309
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1875 North Shoreline Blvd
Mountain View, California 94043-1319
(Address, Including Zip Code, of Principal Executive Offices)
___________________

Drexler Technology Corporation 1991 Stock Option Plan
 (Full Title of the Plan)
___________________

Steven G. Larson
Vice President and Chief Financial Officer
LaserCard Corporation
1875 North Shoreline Blvd
Mountain View, California 94043
(650) 969-4428
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Timothy Curry
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
 (650) 473-2600
___________________

EXPLANATORY NOTE

LaserCard Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 21, 1999 (Commission File No. 333-89473 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Drexler Technology Corporation 1991 Stock Option Plan (the “Prior Plan”).  A total of 1,180,000 shares of Common Stock were initially registered for issuance under the Registration Statement.

The Registrant has since adopted a new equity incentive plan, the 2004 Equity Incentive Compensation Plan (the “2004 Plan”), which replaced the Prior Plan as of October 1, 2004, the date the Registrant’s stockholders approved the 2004 Plan.  No future awards will be made under the Prior Plan.  According to the terms of the 2004 Plan, the shares of Common Stock subject to awards that were outstanding under the Prior Plan as of October 1, 2004 (the “Prior Plan Awards”) and that were cancelled or terminated after that date have become available for issuance under the 2004 Plan.  The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister a total of 41,175 shares of Common Stock originally registered under the Registration Statement that were subject to Prior Plan Awards that were cancelled or terminated after October 1, 2004 and have become available for issuance under the 2004 Plan (referred to herein as the “Carryover Shares”).  The Carryover Shares are hereby deregistered.  The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2004 Plan, including but not limited to the Carryover Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Prior Plan to the 2004 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2004 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 11th day of February, 2009.

LASERCARD CORPORATION

By:	/s/ Robert T. DeVincenzi
Robert T. DeVincenzi
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert T. DeVincenzi	Director, President and Chief Executive Officer	February 11, 2009
Robert T. DeVincenzi	(Principal Executive Officer)

/s/ Steven G. Larson	Vice President of Finance and Treasurer (Principal	February 11, 2009
Steven G. Larson	Financial Officer and Principal Accounting Officer)

/s/ Bernard C. Bailey	Chairman of the Board and Director	February 7, 2009
Bernard C. Bailey

/s/ Donald E. Mattson	Vice Chairman of the Board and Director	February 10, 2009
Donald E. Mattson

/s/ Arthur H. Hausman	Director	February 6, 2009
Arthur H. Hausman

/s/ Albert J. Moyer	Director	February 11, 2009
Albert J. Moyer

/s/ Walter F. Walker	Director	February 9, 2009
Walter F. Walker